Exhibit 10.1

UNITED STATES DISTRICT COURT

EASTERN DISTRICT OF PENNSYLVANIA

UNITED STATES OF AMERICA	)
	)	Criminal No. 2:20-cr-200-RBS(s)
)
v.	)
	)	Violations: 15 U.S.C. § 1
TEVA PHARMACEUTICALS USA, INC.,	)	(conspiracy to restrain trade –
	)	3 counts)
Defendant.	)
)

DEFERRED PROSECUTION AGREEMENT

The United States Department of Justice, Antitrust Division (“United States”) and TEVA PHARMACEUTICALS USA, INC. (“Teva USA” or the “Company”), a corporation organized and existing under the laws of Delaware, by and through its undersigned representative, pursuant to authority granted by its board of directors, enter into this Deferred Prosecution Agreement (“Agreement”), the terms and conditions of which are as follows:

Criminal Indictment and Acceptance of Responsibility

1. Teva USA is charged in the Second Superseding Indictment (the “Indictment”) in the case of United States v. Teva Pharmaceuticals USA, Inc., 20-cr-200-RBS, filed in the United States District Court for the Eastern District of Pennsylvania. The Indictment charges Teva USA with the following three counts all in violation of the Sherman Antitrust Act, 15 U.S. C. § 1: (1) conspiring to suppress and eliminate competition with Glenmark Pharmaceuticals Inc., USA, a generic drug company with its principal place of business in New Jersey; Apotex Corp., a generic drug company with its principal place of business in Florida; and other individuals, by agreeing to increase and maintain the prices of pravastatin and other generic drugs sold in the United States, from in or about May 2013 and continuing until at least

December 2015; (2) conspiring to suppress and eliminate competition with Taro Pharmaceuticals U.S.A., Inc., a generic drug company with its principal place of business in New York, and other individuals, by agreeing to allocate customers and rig bids for, and stabilize, maintain, and fix prices of, generic drugs sold in the United States, from in or about May 2013 and continuing until at least December 2015; and (3) conspiring to suppress and eliminate competition with Sandoz Inc., a generic drug company with its principal place of business in New Jersey, and other individuals, by agreeing to allocate customers and rig bids for, and stabilize, maintain, and fix prices of, generic drugs sold in the United States, from at least as early as May 2013 and continuing until at least December 2015.

Teva USA hereby knowingly and voluntarily waives for the purposes of this Agreement and for the purposes of any charges by the United States arising out of the conduct described in the Statement of Facts (attached hereto as Attachment A and incorporated by reference into this Agreement) any objection with respect to venue in the United States District Court for the Eastern District of Pennsylvania, Speedy Trial Act, 18 U.S.C. §§ 3161-3174, and Federal Rule of Criminal Procedure 48(b). The United States agrees to defer prosecution of Teva USA pursuant to the terms and conditions described below.

2. Teva USA admits, accepts, and acknowledges that, under U.S. federal law, it is responsible for the acts of its officers, directors, employees, and agents that give rise to the facts set forth in the Statement of Facts. The Company admits, accepts, and acknowledges that the facts set forth in the Statement of Facts are true and accurate. Should the United States pursue the prosecution that is deferred by this Agreement, the Company agrees that it will not dispute the Statement of Facts set forth in this Agreement, and, in any such prosecution, the Statement of Facts shall be admissible as: (a) substantive evidence offered by the government in its case-in-

chief and rebuttal case; (b) impeachment evidence offered by the government on cross-examination; and (c) evidence at any sentencing or other hearing. In addition, the Company agrees not to assert any claim under the United States Constitution, Rule 410 of the Federal Rules of Evidence, Rule 11(f) of the Federal Rules of Criminal Procedure, Section 1B1.1(a) of the United States Sentencing Guidelines (“USSG” or “Sentencing Guidelines”), or any other federal rule that the Statement of Facts should be suppressed or is otherwise inadmissible as evidence in any form. Neither this Agreement nor the Indictment is a final adjudication of the matters addressed in those documents.

Parties to and Scope of the Agreement

3. Teva USA is organized under the laws of Delaware and headquartered in New Jersey. This Agreement binds Teva USA and the United States Department of Justice, Antitrust Division.

Length of the Agreement

4. This Agreement is effective for a period (the “Term of the Agreement,” or, the “Term”) beginning on the date on which the Agreement is filed (the “Effective Date”) and ending three (3) years from the Effective Date; provided, however, that Paragraphs 8 and 9, and 19-26, shall remain in effect until the penalty described in Paragraph 8 is paid in full. The Company agrees that in the event that the United States determines, in its sole discretion, that the Company, its parent, or any subsidiary (collectively, “affiliates”) has violated any provision of this Agreement, an extension of the Term of the Agreement may be imposed by the United States, in its sole discretion, for up to one year, without prejudice to the United States’ right to proceed as provided in Paragraphs 19–23 below. Any extension of the Term of the Agreement extends all provisions of this Agreement, including attachments, for an equivalent period, but does not extend the due dates for payments provided in Paragraph 8 below, or the terms of divestiture set forth in Attachment E, unless the United States gives the Company written notice to the contrary.

Relevant Considerations

5. The United States enters into this Agreement based on the individual facts and circumstances of this case. Among the facts considered were the following:

(a) a conviction (including a guilty plea) likely would result in the Company’s mandatory exclusion from participation in any federal healthcare programs under 42 U.S.C. § 1320a-7 for a period of not less than five years, which would likely result in substantial consequences to the Company’s customers and employees outside the federal health care programs;

(b) while Teva’s parent company Teva Pharmaceutical Industries Ltd. entered into a deferred prosecution agreement with the Criminal Division in 2016 to resolve Foreign Corrupt Practices Act violations, and although the Department generally disfavors multiple deferred prosecution agreements, the resolution here is appropriate given that the matters at issue in the 2016 resolution did not involve recent or similar types of misconduct; the same personnel, officers, or executives; or the same entities; and in light of the extraordinary remedial measures required by paragraphs 12-15 of this agreement, the compliance requirements in paragraphs 16-18, and the Company’s admission of wrongdoing in Attachment A;

(c) the Company has agreed to cooperate in the United States’ ongoing prosecution into criminal antitrust violations among generic drug manufacturers;

(d) the Company has agreed to engage an independent monitor to help facilitate, oversee, and report to the United States regarding the divestiture set forth in Attachment E of this Agreement;

(e) this Agreement can ensure that integrity has been restored to the Company’s operations and preserve its financial viability while preserving the United States’ ability to prosecute it should material breaches occur.

Cooperation and Disclosure Obligations

6. The Company shall cooperate fully and truthfully with the United States in any and all matters relating to the current federal criminal investigation into violations of federal antitrust and related criminal laws involving the production and sale in the United States of generic pharmaceutical products, including the conduct described in this Agreement and the attached Statement of Facts, and other conduct under investigation by the United States, at any time during the Term, until the later of the date upon which all investigations and prosecutions arising out of such conduct are concluded, or the end of the Term (collectively “Federal Proceeding”). Federal Proceeding also includes any investigation, prosecution, litigation, or other proceeding regarding obstruction of, the making of a false statement or declaration in, the commission of perjury or subornation of perjury in, the commission of contempt in, or conspiracy to commit such offenses in any Federal Proceeding. The Company agrees that full, truthful, and continuing cooperation pursuant to this Paragraph will include the following:

(a) producing to the United States all documents, information, and other materials, wherever located, not protected under the attorney-client privilege or the work-product doctrine, and with translations into English, in the possession, custody, or control of the Company or its affiliates, that are requested by the United States in its sole discretion in connection with any Federal Proceeding or the payment of victim compensation pursuant to this Agreement, as well as providing to the United States a log of any responsive documents, information, and other materials that were not provided, including an explanation of the basis for withholding the materials, and bearing the burden of establishing the validity of any such an assertion;

(b) using best efforts to secure the full, truthful, and continuing cooperation of current and former officers, directors, employees, and agents of the Company as may be requested by the United States in its sole discretion. Such efforts will include making these persons available in the United States and at other mutually agreed-upon locations at the Company’s expense for interviews and the provision of testimony in grand jury, trial, and other judicial proceedings in connection with the Federal Proceeding; and

(c) with respect to any information, testimony, documents, records or other tangible evidence provided to the United States pursuant to this Agreement, the Company consents to any and all disclosures to other governmental authorities, including federal, state, and local authorities, and those of a foreign government, of such materials as the United States in its sole discretion shall deem appropriate.

7. In addition to the cooperation obligations described in Paragraph 6, during the Term of the Agreement, should the Company learn of or possess any evidence or allegation of conduct that may constitute a federal criminal antitrust offense or another federal criminal offense affecting the competitive process by the Company or its affiliates, or by any present or former officers, directors, employees, or agents during their employment at the Company or its affiliates, the Company shall promptly report such evidence or allegations to the United States. Any information that the Company thus discloses to the United States likely will include proprietary, financial, confidential, and competitive business information. Public disclosure of the information and reports could discourage cooperation, impede pending or potential government investigations, and thus undermine the United States’ objectives in obtaining such reports. For these reasons, among others, the information and reports and the contents thereof are intended to remain and shall remain nonpublic, except as otherwise agreed to by the parties in writing, or except to the extent that the United States determines in its sole discretion that disclosure would be in furtherance of its discharge of its duties and responsibilities or is otherwise required by law.

Monetary Penalty

8. The United States and the Company agree that the Company will pay a monetary penalty in the amount of $225 million to the U.S. Crime Victims Fund. While the Company retains the option to pay the monetary penalty in full at any time during the Term, the Company must make incremental payments in at least the following amounts on the following schedule: $22.5 million within seven (7) days of January 1, 2024 (the “first payment”); $22.5 million on or before the first anniversary of the first payment (or the next business day following the anniversary); $22.5 million on or before the second anniversary of the first payment (or the next business day following the anniversary); $22.5 million on or before the third anniversary of the first payment (or the next business day following the anniversary); and $135 million on or before the fourth anniversary of the first payment (or the next business day following the anniversary). The Company and the United States agree that this penalty is appropriate given the facts and circumstances of this case, including the Relevant Considerations described in Paragraph 5. In light of the civil causes of action, and civil cases already filed against Teva USA, including the multidistrict litigation In Re: Generic Pharmaceuticals Pricing Antitrust Litig., Case No. 2:16-md-2724, consolidated in the United States District Court for the Eastern District of Pennsylvania, this Agreement does not include any provision for restitution.

9. The penalty set forth in Paragraph 8 is final and shall not be refunded. Furthermore, nothing in this Agreement shall be deemed an agreement by the United States that $225 million is the maximum penalty that may be imposed in any future prosecution in the event of a breach of this Agreement, and the United States is not precluded from arguing in any future prosecution that the Court should impose a higher penalty, although the United States agrees that under those circumstances, it will recommend to the Court that the penalty paid under this Agreement should be offset against any criminal penalty or fine the Court imposes as part of a future judgment. The Company acknowledges that no tax deduction may be sought, and agrees that no tax deduction will be sought, in the United States or elsewhere in connection with the payment of any part of this monetary penalty.

Conditional Release from Liability

10. In return for the full and truthful cooperation of the Company as described in Paragraph 6, and compliance with all other terms and conditions of this Agreement:

(a) The United States agrees that, except as provided by this Agreement, it will not bring criminal charges against the Company for any act or offense committed before the Effective Date involving an antitrust conspiracy involving the production or sale in the United States of generic pharmaceutical products and as described in the Indictment and/or the Statement of Facts;

(b) This conditional release of liability does not provide any protection against prosecution for any individual;

(c) Failure by the Company to comply fully with the Cooperation Obligations under Paragraph 6 will void the United States’ agreement in Paragraph 10(a), and the Company may be prosecuted criminally for any federal crime of which the United States has knowledge; and

(d) The United States’ agreement in Paragraph 10(a) does not apply to subornation of perjury (18 U.S.C. § 1622), false statements (18 U.S.C. § 1001), obstruction of justice (18 U.S.C. § 1503 et seq.), contempt (18 U.S.C. §§ 401–402), or conspiracy to commit such offenses. Its agreement in Paragraph 10(a) also does not apply to civil matters of any kind, any civil or criminal violation of the federal tax or securities laws or conspiracy to commit such offenses, or any crimes of violence.

Related Administrative Proceedings

11. The Company understands that it may be subject to exclusion, suspension or debarment action by state or federal agencies based upon this Agreement, and that this Agreement in no way controls what action, if any, other agencies may take. However, the United States agrees that, if requested, it will advise the appropriate officials of any governmental agency considering such action of the fact, manner, and extent of the cooperation and remediation of the Company as a matter for that agency to consider before determining what action, if any, to take.

Divestiture of Assets and Monitor

12. The Company agrees that, as a condition of this Agreement, it will divest the generic drug Pravastatin (sold by the Company under Abbreviated New Drug Application Nos. 076056 and 077793) as set forth in Attachment E.

13. The Company agrees that as a condition of this Agreement, it will retain a monitor to facilitate, oversee, and report on the divestiture described in Paragraph 12, as set forth in Attachment E.

Product Donations

14. The Company agrees that, as a condition of this Agreement, it will donate, to one or more humanitarian organizations whose mission includes providing medication to those in need, Clotrimazole and Betamethasone Dipropionate (sold by the Company under Abbreviated New Drug Application No. 076002) and Tobramycin (sold by the Company under Abbreviated New Drug Application No. 091589) (collectively, the “Donation Products”) during the period beginning on January 1, 2024 and ending on December 31, 2028 (“Donation Period”). The total value of these Donation Products shall be $50,000,000, valued at the wholesale acquisition cost (“WAC”) of such Donation Products as of the Effective Date. For the avoidance of doubt, the Company may donate more or less worth of either Donation Product, so long as the value of all donations made during the Donation Period total at least $50,000,000 (valued at WAC as of the Effective Date).

15. In the event of a Force Majeure Event or other inability to donate the Donation Products during the Donation Period, the Company shall establish a commercially reasonable plan to resolve any inability to supply as quickly as reasonably possible using reasonable efforts which are consistent with accepted industry practices to resume performance as soon as practicable under the circumstances. For purposes of this Agreement, the term “Force Majeure Event” means any event reasonably beyond the control of the Parties, including wars, hostilities, revolution, riots, civil commotion, national emergency, unavailability of supplies, epidemics, fire, flood, earthquake, force of nature, explosion, terrorist act, embargo, or any act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court or governmental authority.

Corporate Compliance Program

16. In light of the conduct described in the Indictment and in the Statement of Facts, the Company represents that it has conducted a review of its compliance program and implemented compliance policies and procedures reasonably designed to prevent and detect antitrust violations.

17. The Company represents that it has implemented and will continue to implement compliance policies and procedures reasonably designed to prevent and detect antitrust violations throughout its operations, including those of its affiliates, agents, and joint ventures, and those of its contractors and subcontractors.

18. The Company further represents that it will continue to periodically review its antitrust compliance program and make any necessary adjustments and updates based on changes in the Company’s operations, circumstances, legal developments, and industry practices, as set forth in Attachment C to this Agreement, and that the Company will report on its antitrust compliance program as set forth in Attachment D to this Agreement.

Deferred Prosecution

19. In consideration of the undertakings agreed to herein by the Company, the United States agrees that any prosecution of the Company for the conduct set forth in the Indictment and the Statement of Facts be and hereby is deferred until the later of: 1) the Term of the Agreement expiring; or 2) the Company’s paying in full the penalty amount set forth in Paragraph 8 of this Agreement.

20. The United States further agrees that if the Company fully complies with all obligations under this Agreement, the United States will not continue the criminal prosecution of Teva USA for the offenses described in Paragraph 1 of the Agreement and, at the conclusion of the Term, this Agreement shall expire, except for, as relevant, the Cooperation Obligations set forth in Paragraph 6 of the Agreement and any remaining obligation to pay the penalty set forth in Paragraph 8 of this Agreement. Within thirty (30) days of the Company’s paying in full the penalty amount set forth in Paragraph 8 of this Agreement, the United States shall seek dismissal with prejudice of the Indictment described in Paragraph 1 of the Agreement.

Breach of Agreement

21. If the United States determines, in its sole discretion, that the Company has: (a) committed any felony offense under U.S. federal law subsequent to the Effective Date; (b) provided to the United States deliberately false, incomplete, or misleading information, including in connection with its disclosure of information about individual culpability; (c) failed to satisfy any Cooperation Obligations as set forth in Paragraph 6 of this Agreement; (d) failed to satisfy the requirements set forth in Attachments C, D, or E; or (e) otherwise failed to completely perform or fulfill any of the Company’s obligations under this Agreement, regardless of whether the United States becomes aware of such a breach after the Term is complete, the Company shall thereafter be subject to prosecution for any federal criminal violation of which the United States has knowledge, including, but not limited to, the charges in the Indictment described in Paragraph 1, which may be pursued by the United States in the United States District Court for the Eastern District of Pennsylvania or any other appropriate venue. Any such prosecution may be premised on information provided by any source, including but not limited to the Company.

22. Any such prosecution relating to the conduct described in the Statement of Facts or relating to conduct known to the United States prior to the Effective Date that is not time-barred by the applicable statute of limitations on the Effective Date of this Agreement may be commenced against the Company, notwithstanding the expiration of the statute of limitations between the Effective Date and the later of the expiration of the Term plus one year, or the full payment of the penalty described in Paragraph 8 plus one year. Thus, by signing this Agreement, the Company agrees that the statute of limitations with respect to any such prosecution that is not time-barred on the Effective Date of this Agreement shall be tolled for the later of the duration of the Term plus one year, or the full payment of the penalty described in Paragraph 8 plus one year.

23. In the event the United States determines that the Company has breached this Agreement, the United States agrees to provide the Company with written notice of such breach prior to instituting any prosecution resulting from such breach. Within thirty (30) days of receipt of such notice, the Company shall have the opportunity to respond to the United States in writing to explain the nature and circumstances of such breach, as well as the actions the Company has taken to address and remediate the situation, which the United States shall consider in determining whether to pursue prosecution of the Company.

24. In the event that the United States determines that the Company has breached this Agreement: (a) all statements made by or on behalf of the Company to the United States or to the Court, including the Statement of Facts, and any testimony given by any individual before a grand jury, a court, or any tribunal, or at any legislative hearings, whether prior or subsequent to this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the United States against the Company; and (b) the Company shall not assert any claim under the United States Constitution, Rule 410 of the Federal Rules of Evidence, Rule 11(f) of the Federal Rules of Criminal Procedure, or any other federal rule that any such statements or testimony made by or on behalf of the Company prior or subsequent to this Agreement, or any leads derived therefrom, should be suppressed or are otherwise inadmissible. The decision whether any conduct or statement of any current or former director, officer, or employee, or any person acting on behalf of, or at the direction of, the Company, will be imputed to the Company for the purpose of determining whether the Company has violated any provision of this Agreement shall be in the sole discretion of the United States.

25. The Company acknowledges that the United States has made no representations, assurances, or promises concerning what sentence may be imposed by the Court if the Company breaches this Agreement and this matter proceeds to judgment. The Company further acknowledges that any such sentence is solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion.

26. On the date that the period of deferred prosecution specified in this Agreement expires, as set forth in Attachment F, the Company, by a corporate officer and General Counsel, will certify to the United States that the Company has met the disclosure obligations set forth in Paragraph 7 of this Agreement. Each certification will be deemed a material statement and representation by the Company to the executive branch of the United States for purposes of 18 U.S.C. §§ 1001 and 1519, and it will be deemed to have been made in the judicial district in which this Agreement is filed.

Sale, Merger, or Other Change in Corporate Form

27. The Company agrees that, during the Term, if it undertakes any change in corporate form, including if it sells, merges, or transfers business operations that are material to the Company’s consolidated operations, excluding the divestiture referenced in Attachment E, whether such sale is structured as a sale, asset sale, merger, or transfer, it shall provide notice to the United States at least sixty (60) business days prior to undertaking any such sale, merger, transfer, or other change in corporate form. Unless, after receiving the required notice from the

Company of the transaction, the United States consents in its sole discretion that a specific transaction will not be subject to this provision, the Company shall include in any contract for sale, merger, or transfer a provision binding the purchaser, or any successor in interest thereto, to the obligations described in this Agreement. Unless the United States consents as described above, the purchaser or successor in interest must also agree in writing that the United States’ ability to enforce all provisions of this Agreement, including to determine that it has been breached, is applicable in full force to that entity. The Company agrees that, unless the United States consents as described above, the failure to include these provisions in the transaction will make any such transaction null and void. The United States shall inform the Company within thirty (30) business days of receiving the Company’s notification if it consents that the transaction(s) will not be subject to this provision, or if it determines that the transaction(s) will have the effect of circumventing or frustrating the purposes of this Agreement. If the United States does not respond to the Company’s notification within thirty (30) business days, the transaction(s) at issue shall be deemed not to be subject to this provision and not to have the effect of circumventing or frustrating the purposes of this Agreement. If at any time during the Term the Company engages in a transaction(s) that has the effect of circumventing or frustrating the purposes of this Agreement, the United States may deem it a breach pursuant to Paragraphs 17–21 of this Agreement. Nothing herein shall restrict the Company from indemnifying (or otherwise holding harmless) the purchaser or successor in interest for penalties or other costs arising from any conduct that may have occurred prior to the date of the transaction(s), so long as such indemnification does not have the effect of circumventing or frustrating the purposes of this Agreement, as determined by the United States in its sole discretion.

Public Statements by the Company

28. The Company expressly agrees that it shall not, through present or future attorneys, officers, directors, employees, agents, or any other person authorized to speak for the Company or any affiliate, make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by the Company set forth above or as described in the Statement of Facts. Any such contradictory statement shall, subject to cure rights of the Company described below, constitute a breach of this Agreement, and the Company thereafter shall be subject to prosecution as set forth in Paragraphs 21–26 of this Agreement. The decision whether any public statement by any such person contradicting a fact contained in the Statement of Facts will be imputed to the Company for the purpose of determining whether it has breached this Agreement shall be at the sole discretion of the United States. If the United States reasonably determines that a public statement by any such person contradicts in whole or in part a statement contained in the Statement of Facts, the United States shall so notify the Company, and the Company may avoid a breach of this Agreement by publicly repudiating such statement(s) within five (5) business days after notification. The Company shall be permitted to raise defenses and to assert affirmative claims in other proceedings relating to the matters set forth in the Statement of Facts provided that such defenses and claims do not contradict, in whole or in part, a statement contained in the Statement of Facts. This Paragraph does not apply to any statement made by any present or former officer, director, employee, or agent of the Company in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is speaking on behalf of the Company.

29. The Company agrees that if the Company or any affiliate issues a press release or holds any press conference in connection with this Agreement, the Company shall first consult the United States to determine: (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters between the United States and the Company; and (b) whether the United States has any objection to the release or proposed statements.

Limitations on Binding Effect of Agreement

30. This Agreement is binding on the Company and the United States Department of Justice, Antitrust Division, but specifically does not bind any other component of the Department of Justice, other federal agencies, or any state, local or foreign law enforcement or regulatory agencies, or any other authorities. If the court refuses to grant exclusion of time under the Speedy Trial Act, 18 U.S.C. § 3161(h)(2), all the provisions of this Agreement shall be deemed null and void, and the Term shall be deemed to have not begun, except that the statute of limitations for any prosecution relating to the conduct described in the Statement of Facts shall be tolled from the date on which this Agreement is signed until the date the Court refuses to grant the exclusion of time plus six months, and except for the provisions contained within Paragraph 2 of this Agreement.

Definitions

31. The term “including” means including but not limited to.

Notice

32. Any notice to the United States under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail,

addressed to:

Director of Criminal Enforcement,

Antitrust Division, U.S. Department of Justice,

950 Pennsylvania Ave NW

Washington DC 20530

Any notice to the Company under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to

Brian Savage, SVP and General Counsel, Global Litigation

Teva Pharmaceuticals USA, Inc.,

400 Interpace Pkwy, Suite 3

Parsippany, NJ 07054

Notice shall be effective upon actual receipt by the United States or the Company.

Entirety of Agreement

33. This Agreement, including Attachments A–F, sets forth all the terms of the agreement between the Company and the United States. No amendments, modifications, or additions to this Agreement shall be valid unless they are in writing and signed by the United States, the attorney(s) for the Company, and a duly authorized representative of the Company.

DATE: 8/21/2023

Respectfully submitted,

BY:	/s/ Brian Savage	BY:	/s/ Matthew W. Lunder
	Brian Savage		Matthew W. Lunder
	General Counsel		Thomas Tynan
	Teva Pharmaceuticals USA, Inc.		Michael Sawers
Barry Joyce

BY:	/s/ David L. Axelrod		Attorneys
	David L. Axelrod		United States Department of Justice
Ballard Spahr LLP
	Counsel for Teva Pharmaceuticals USA, Inc.		Antitrust Division
450 Fifth Street NW, Ste 11300
Washington DC 20530
(202) 476-0275

/s/ Jacqueline C. Romero
Jacqueline C. Romero
United States Attorney
Eastern District of Pennsylvania

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